EXHIBIT 10.1


                     INNOVATIVE DRUG DELIVERY SYSTEMS, INC.
                              130 West 42nd Street
                                   12th Floor
                               New York, NY 10036


                                                 March 16, 2005

Stuart L. Weg, M.D.
498 Island Way
Franklin Lakes, NJ


Dear Stuart:

     The Letter Agreement provides for the Final Milestone Payment to you, Dr. Stuart Weg, on behalf of yourself and Calgar Associates and Herbert Brotspies, under the License Agreement, dated February 25, 1998, as amended by Amendment No. 1 thereto, dated April 10, 2003 (collectively, the "License Agreement"), between you and us, Innovative Drug Delivery Systems, Inc., a Delaware corporation (as successor-in-interest to Pain Management, Inc").

Final Milestone Payment. Pursuant to Section 4.5 of the License Agreement and Exhibit A thereto, we are making the Milestone Payment with respect to "First Commercial Sale" as 81 months have passed since the Effective Date, as defined therein. Simultaneously with your execution and delivery of this Letter Agreement, we shall deliver to you an aggregate of 169,735 shares (the "Shares") of Common Stock, $.001 par value, of Intrac, Inc. ("Intrac"), in the following names and amounts as full payment of such Milestone Payment:

                   Holders                    No. of Shares
                   -------                    -------------
                  Stuart Weg                   144,275 shs.
              Calgar Associates                 12,730 shs.
              Herbert Brotspies                 12,730 shs.

Pricing. Pursuant to footnote 1 of Exhibit A to the License Agreement, we have elected to pay the Final Milestone Payment in equity securities. Intrac, a holding company of which we are its sole subsidiary, is a public reporting company under the Securities Exchange Act of 1934 and its common stock is publicly traded on the OTC Bulletin Board.

Status of the Shares. The Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and the Shares may not be offered for sale, sold, assigned or transferred unless
(i) subsequently registered thereunder, (ii) pursuant to an opinion of counsel reasonable to Intrac to the effect that the Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (iii) in accordance with Rule 144(k) under the Securities Act. A legend shall be placed on the certificates for the Shares referring to the foregoing restrictions. However, upon full execution of this document, we will include the Shares in the pending Registration Statement Submission on Form SB-2 we have filed under the Securities Act. Such shares will be freely tradeable commensurate with SEC review and approval of the SB2 filing. Should the shares not be registered in a reasonable timeframe in accordance with all shareholders co-listed in the SB2 registration statement, the company shall be required to fulfill the milestone in accordance with the terms of the letter sent on behalf of Dr. Weg by the law firm of Klauber and Jackson dated March 30, 2005, namely $250,000 in cash and the remainder paid in negotiable stock.. The value of such shares shall be valued in accordance with the value in


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fulfillment of the milestone payment as delineated in the above table.

     Please acknowledge your agreement to the foregoing by signing and returning the duplicative original; you may retain the original for your files.


                                         Very truly yours,


                                         Fred H. Mermelstein,
                                         President and Chief Executive Officer

AGREED TO THIS ___
DAY OF MARCH, 2005


---------------------------
    Stuart L. Weg, M.D.


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